Exhibit 99.1

For Media Inquiries:

Brian Little of Bojangles’ Restaurants, Inc.

704.519.2118

David Millar/Danya Al-Qattan

Sard Verbinnen & Co

212.687.8080

Bojangles’, Inc., Durational Capital Management and The Jordan Company Complete Acquisition

CHARLOTTE, N.C. — (Globe Newswire) — January 28, 2019 — Bojangles’, Inc. (“Bojangles’” or the “Company”) (NASDAQ: BOJA) announced that its all-cash acquisition by Durational Capital Management LP and The Jordan Company, L.P. is complete, effective today. The acquisition was previously announced on November 6, 2018.

Bojangles’ will operate as an independent, privately-held company and will remain based in Charlotte, N.C.

“We are pleased to have successfully completed this transaction in partnership with Bojangles’ and The Jordan Company,” said Eric Sobotka, Managing Partner at Durational Capital Management. “We are excited to begin working with the Bojangles’ team, employees and franchisees to execute a long-term growth strategy that will fully realize the strong potential of the iconic Bojangles’ brand.”

Ian Arons, Partner at The Jordan Company, said: “We believe the completion of this acquisition represents an exciting next chapter for Bojangles’. As a private company, and with our and Durational’s support, Bojangles’ will be able to further strengthen its operations while expanding its brand and market presence.”

Under the terms of the merger agreement, Bojangles’ stockholders will receive $16.10 per share in cash. As a result of the closing of the transaction, Bojangles’ common stock has ceased trading as of today on the NASDAQ Global Select Market and will be delisted.

The Company also announced the addition of two key executives to its leadership team.

Jose Armario will lead the brand as its permanent new Chief Executive Officer. Armario has 38 years of senior leadership experience with such brands as Burger King, Luxottica Group and McDonald’s. During his time with McDonald’s Corporation, Armario served in several prominent leadership positions including President of McDonald’s Chile, Group President of McDonald’s Canada and Latin America, and Executive Vice President of Worldwide Supply Chain, Development and Franchising.

Brian Unger has been named Chief Operating Officer for Bojangles’. Unger began his 30-year career in the restaurant business with McDonald’s, where he spent more than 20 years eventually rising in the ranks to Senior Vice President of Operations. Unger has also served as Chief Operating Officer for Einstein Noah Restaurants Group, Inc. and President and Chief Operating Officer for Long John Silver’s.

“I am thrilled to be joining the incredibly talented and hardworking team members at Bojangles’,” said Armario, Bojangles’ newly appointed Chief Executive Officer. “What this Company and its franchise partners have accomplished over the last four decades is simply amazing. I have visited lots of Bojangles’ restaurants across the system where our dedicated team members are serving the highest quality, best-tasting food in the industry, and I look forward to being part of the exciting future that lies ahead for the Bojangles’ brand.”

About Bojangles’, Inc.

Bojangles’, Inc. is a highly differentiated and growing restaurant operator and franchisor dedicated to serving customers high-quality, craveable food made from our Southern recipes, including breakfast served All Day, Every Day. Founded in 1977 in Charlotte, N.C., Bojangles’® serves menu items such as made-from-scratch biscuit breakfast sandwiches, delicious hand-breaded bone-in chicken, flavorful fixin’s (sides) and Legendary Iced Tea®. At December 30, 2018, Bojangles’ had 759 system-wide restaurants, of which 319 were company-operated and 440 were franchised restaurants, primarily located in the Southeastern United States. For more information, visit www.bojangles.com or follow Bojangles’ on Facebook, Instagram and Twitter.

About Durational Capital Management LP

Based in New York, Durational Capital Management LP is an investment firm that invests in high quality consumer companies. Durational approaches its investments with a strategic mindset and focuses on driving long-term value creation through partnership with top tier management teams and actively supporting management to drive operational improvements. The firm was founded in 2017, and its investment professionals have extensive experience investing in the consumer sector. For more information, visit: www.durational.com.

About The Jordan Company, L.P.

The Jordan Company, founded in 1982, is a middle-market private equity firm that has managed funds with original capital commitments in excess of $11 billion since 1987 and a 36-year track record of investing in and contributing to the growth of many businesses across a wide range of industries including Industrials, Transportation & Logistics, Healthcare, Consumer, and Telecom, Technology & Utility. The senior investment team has been investing together for over 20 years and it is supported by the Operations Management Group, which was established in 1988 to initiate and support operational improvements in portfolio companies. Headquartered in New York, TJC also has an office in Chicago. For more information, visit: www.thejordancompany.com.